ULTIMUS MANAGERS TRUST
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 20th day of August, 2012, to the Custody Agreement, dated as of June 5, 2012, (the " Custody Agreement"), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Transfer Agent”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, desire to amend the series of the Trust to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D, the VFM Steadfast Fund, is hereby added to the Custody Agreement.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST	U.S. BANK, N.A.

By: /s/Robert G. Dorsey	By: /s/Michael R. McVoy

Name: Robert G. Dorsey	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit D to the Custody Agreement – Ultimus Managers Trust and U.S. Bank, N.A.

Name of Series
VFM Steadfast Fund

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